Exhibit 10.6

BRIDGE INVESTMENT GROUP HOLDINGS INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Bridge Investment Group Holdings Inc. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below). This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director. This Program shall become effective on the date of the effectiveness of the Company’s Registration Statement on Form S-1 relating to the initial public offering of common stock (the “Effective Date”).

CASH COMPENSATION

Each Non-Employee Director other than the Chair of the Audit Committee shall be eligible to receive an annual cash retainer equal to $100,000, and the Chair of the Audit Committee shall be eligible to receive an annual cash retainer equal to $110,000 (an “Annual Retainer”). The Annual Retainer shall be earned in installments on a quarterly basis based on a calendar quarter and shall be paid in cash installments by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director. In addition, the Annual Retainer will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

EQUITY COMPENSATION

Each Non-Employee Director shall be granted an award of Restricted Stock (as defined in the Equity Plan) as set forth in this Program. The Restricted Stock shall be granted under and subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

Initial Award. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date and other than on the date of an Annual Meeting, shall automatically be granted a number of shares of Restricted Stock on the date of such initial election or appointment determined by dividing the Pro-Rated Annual Award (as defined below) by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s Class A common stock on the date of such election or appointment (with any partial shares that result being rounded up to the nearest whole share) (the “Initial Award”). “Pro-Rated Annual Award” means the product determined by multiplying (i) $100,000 (or, for the Chair of the Audit Committee, $110,000), by (ii) a fraction, the numerator of which is equal to (x) 365 minus (y) the number of days since the most recent Annual Meeting as of the Non-Employee Director’s date of election or appointment, and the denominator of which is 365.

Annual Award. On the date of each regular annual meeting of stockholders of the Company held after the Effective Date (an “Annual Meeting”), each Non-Employee Director who is elected or continues to serve as a Non-Employee Director immediately following such Annual Meeting will be automatically granted a number of shares of Restricted Stock on the date of such Annual Meeting determined by dividing $100,000 (or, for the Chair of the Audit Committee, $110,000) by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s Class A common stock on the date of the Annual Meeting (with any partial shares that result being rounded up to the nearest whole share) (the “Annual Award”).

Vesting. Each Initial Award and Annual Award shall vest in a single installment on the day immediately prior to the date of the Annual Meeting occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

Forfeiture. Unless the Board otherwise determines, any portion of an Initial Award or Annual Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Initial Awards and Annual Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

DEFERRALS AND ALTERNATIVE FORM ELECTIONS.

The Board may adopt a program or programs that allow Non-Employee Directors to (i) defer receipt of the Annual Retainer or the Annual Award or (ii) to receive the Annual Retainer in the form of shares of Class A common stock.

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